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                                                                    EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT

Sahara Pavilion North U.S., Inc., a Nevada corporation

Pan Pacific Development (Kentucky) Inc., a Kentucky corporation

Pan Pacific Development (Olympia Square) Inc., a Washington corporation


Pan Pacific Development (New Mexico) Inc., a New Mexico corporation


Pan Pacific Development (Rosewood), Inc., a California corporation


Pan Pacific Development (Chino Town Square), Inc., a Delaware corporation



Tanasbourne Village L.P., an Oregon limited partnership



Melrose Village Plaza Partners, a California partnership



North Coast Health Center Partnership, a California joint venture partnership